FORM S-8
                         POST-EFFECTIVE AMENDMENT NO. 1

                  Global Entertainment Holdings/Equities, Inc.
                               23760 Oakfield Road
                             Hidden Hills, CA 91302





                                    EXHIBITS



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                                   EXHIBIT 99





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                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.

                                  Common Stock

      THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This Prospectus relates to shares (the "Shares") of common stock (the "Common Stock") of Global Entertainment Holdings/Equities, Inc. which may be issued pursuant to certain employee compensation plans adopted by Global. The employee compensation plans provide for the grant, to selected employees of Global and other persons, of either shares of Global's common stock or options to purchase shares of Global's common stock. Persons who received Shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

         Global has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. In some cases these plans are collectively referred to as the "Plans". The terms and conditions of any stock grants and the terms and conditions of any options, including the price of the shares of common stock issuable on the exercise of options, are governed by the provisions of the respective Plans and any particular agreements between Global and the Plan participants.

         The Selling Shareholders may offer the shares from time to time in negotiated transactions in the over-the-counter market, at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by Global. Global has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders). Global has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                The date of this Prospectus is __________, 2007.
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                              AVAILABLE INFORMATION

         Global is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning GLOBAL can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning GLOBAL is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which GLOBAL has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

         Global will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                  Global Entertainment Holdings/Equities, Inc.
                               23760 Oakfield Road
                             Hidden Hills, CA 91302

         The following documents filed with the Commission by Global (Commission File No. 0-11503) are hereby incorporated by reference into this Prospectus:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

         (2) Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

         All documents filed with the Commission by Global pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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                                TABLE OF CONTENTS

                                                                            PAGE

THE COMPANY .................................................................4

RISK FACTORS.................................................................7

USE OF PROCEEDS .............................................................15

SELLING SHAREHOLDERS ........................................................15

PLAN OF DISTRIBUTION ........................................................18

DESCRIPTION OF SECURITIES....................................................18

GENERAL .....................................................................19

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                                   THE COMPANY

         Global was incorporated in 1997 as a Colorado corporation under the name Masadi Resources, Inc. In 1998 Global changed its name to Global Entertainment Holdings/Equities, Inc.

         Prior to October 2006 Global was involved in a variety of businesses, including providing software for digital entertainment and online gaming companies.

         In October 2006 Global acquired all of the outstanding common stock of Bayshore Media Group in exchange for 195,041,008 shares of its common stock. Bayshore was incorporated in Nevada on November 22, 2004 and since its formation has been engaged in the distribution of motion pictures.

         Since the acquisition of Bayshore Global's business has been that of Bayshore's and all references to Global, unless otherwise indicated, include the operations of Bayshore.

         Global is an independent distributor of motion pictures. As of June 30, 2007, Global owned 14 films covering genres such as action, comedy, drama, horror and romance.

         In the short term, Global's primary focus will be on obtaining distribution agreements for its films. Independently produced films typically have a combination of distribution deals throughout the life of the project. Negotiations for these deals are usually facilitated through a combination of foreign sales agents and domestic producers' representatives. Licensing arrangements in various territories may be entered into with major studios, mini-major studios, independents, or a combination of all three.

         The marketing and promotion of films is an expensive endeavor (the cost of marketing and promotion alone for a film requires a minimum of $2 million in the United States), often requiring sources of external financing. In the event Global does not raise the capital which it needs, Global will not be able to market and promote its films.

         Global has never generated any revenues from its motion picture business.

         Global has incurred substantial losses, has an accumulated deficit and needs working capital. These matters raise substantial doubt about Global's ability to continue as a going concern.

         Although short-term loans from management may be sufficient to fund Global's short-term capital needs, Global will need to sell equity or debt securities, obtain credit lines from financial institutions, or sell or distribute its films to meet its longer-term capital requirements. There is no assurance that Global will be able to obtain the capital it will need.

         Global's executive offices are located at 23760 Oakfield Road, Hidden Hills, CA 91302, and its telephone number is 818-884-2777.


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         Global's common stock is quoted on the Pink Sheets under the symbol
"GAMT".

USE OF PROCEEDS

         Global will not receive any proceeds from the sale of the shares by the selling shareholders.

RISK FACTORS

         The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and need for additional capital for FDA approval. See the "Risk Factors" section of this prospectus for additional Risk Factors.

FORWARD LOOKING STATEMENTS

         This prospectus contains various forward-looking statements that are based on Global's beliefs as well as assumptions made by and information currently available to Global. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

         Investors should be aware that the risks described below could adversely affect the price of our common stock.

WE HAVE NEVER GENERATED ANY REVENUE FROM THE DISTRIBUTION OF OUR MOTION
PICTURES.

         We have owned our motion pictures for over two and a half years. We do not know if or when we will ever earn revenue from the distribution or sale of our films.

WE RECENTLY FILED A REGISTRATION STATEMENT ON FORM S-8 WHICH ALLOWS OUR DIRECTORS, WITHOUT SHAREHOLDER APPROVAL, TO ISSUE UP TO 35,000,000 SHARES OF COMMON STOCK UPON THE EXERCISE OF OPTIONS, AND TO ISSUE UP TO 100,000,000 SHARES FOR PAYMENT OF SALARIES OR CONSULTING FEES.

         On July 20, 2007 our directors authorized the issuance of 28,300,000 shares of our common stock to twenty-seven persons in payment of salaries and consulting fees. Jacob, Lydia and David Dadon, all officers and directors of the


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Company, were each issued 3,000,000 of these shares. All of these shares were registered by means of the S-8 Registration Statement and may be sold in the public market.

         Future sales of our common stock, registered by means of the S-8 registration statement, in the public market, or the perception that such sales could occur, could put downward selling pressure on our shares, and adversely affect the market price of our common stock.

WE HAVE A HISTORY OF LOSSES AND WE MAY NEVER BE PROFITABLE.

         We have incurred losses since our inception and did not generate any revenue during fiscal 2005 and 2006. We do not anticipate that we will be profitable in fiscal 2007. As a result of the losses and negative cash flows from operations, our ability to continue operations will depend on our ability to generate revenues and the availability of outside financing for working capital. If we are unable to generate sufficient revenues in the near future or obtain outside capital to cover operating expenses we may be unable to maintain our operations. Financing may not be available when, and to the extent, we require it or, if available, on acceptable terms

IF WE OBTAIN FINANCING, EXISTING SHAREHOLDER INTERESTS MAY BE DILUTED.

         If we raise capital by selling equity or convertible debt securities, the percentage ownership of our shareholders will be diluted. In addition, any convertible securities issued may not contain a minimum conversion price, which may make it more difficult for us to raise capital and may cause the market price of our common stock to decline. In addition, any new securities could have rights, preferences and privileges senior to those of our common stock.

WE CURRENTLY HAVE LIMITED INTERNAL SALES AND MARKETING CAPABILITIES, AND OUR INABILITY TO DEVELOP OUR SALES AND MARKETING CAPABILITIES, EITHER INTERNALLY OR THROUGH THIRD PARTIES, WILL ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUES.

         In order to generate revenues we will need to retain new employees to develop and oversee a comprehensive marketing and public relations campaign. We will also need to rely extensively on third-party marketing companies. Our failure to successfully develop sales and marketing capabilities either internally or on an outsourced basis would adversely affect our ability to generate revenues. We cannot determine if we will be able to attract and or contract with qualified personnel or consultants to oversee our marketing and public relations needs. Any failure to attract and retain qualified marketing and public relations staff, and/or to contract with third-party marketing support resources, could impede or otherwise harm our operations and in turn prevent us from generating revenue.

WE FACE INTENSE COMPETITION, INCLUDING COMPETITION FROM COMPANIES WITH SIGNIFICANTLY GREATER RESOURCES THAN OURS, AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES, OUR MARKET SHARE MAY DECLINE AND OUR BUSINESS COULD BE HARMED.

         The media content and distribution industry is highly competitive and barriers to entry are low. A number of our competitors have significantly


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greater financial, technological, marketing, and distribution resources than we
do. Their greater capabilities in these areas may enable them to better withstand periodic downturns. In addition, new companies may enter the market in which we compete, further increasing competition in our industry. We believe that our ability to compete successfully depends on a number of factors, including effective advertising and marketing, high quality films, and other factors beyond our control. We may not be able to compete successfully in the motion picture industry.

THE MARKET PRICE FOR OUR COMMON SHARES MAY BE PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY, AND LACK OF REVENUES OR PROFITS. YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

         The market for our common stock may be volative when compared to seasoned issuers, and we expect that our share price could continue to be volatile for the indefinite future. The potential volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without an adverse impact on its share price. Secondly, we are a speculative or "risky" investment due to our limited operating history and lack of revenue. As a consequence of this enhanced risk, more risk averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors will be beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time.

         Trades of Global's common stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides


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information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for Global's common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

         The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Common patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

USE OF PROCEEDS

         All of the shares offered by this prospectus are being offered by certain owners of Global's common stock (the selling shareholders) and were issued by Global in connection with Global's employee stock compensation or option plans. None of the proceeds from this offering will be received by Global. Expenses expected to be incurred by Global in connection with this offering are estimated to be approximately $10,000. The selling shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through whom they sell any of the Shares.

SELLING SHAREHOLDERS

         Global has issued (or may in the future issue) shares of its common stock to various persons pursuant to certain employee compensation plans adopted by Global. The employee compensation plans provide for the grant or issuance to selected employees of Global and other persons of shares of Global's common stock or options to purchase shares of Global's common stock. Persons who received shares pursuant to the Plans and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

         Global has adopted both stock option and stock bonus plans a summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

         INCENTIVE STOCK OPTION PLAN. Global has an Incentive Stock Option Plan which authorize the issuance of shares of Global's common stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.


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

         NON-QUALIFIED STOCK OPTION PLAN. Global has a Non-Qualified Stock Option Plan which authorize the issuance of shares of Global's common stock to persons that exercise options granted pursuant to the Plan. Global's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by Global's directors.

         STOCK BONUS PLAN. Global has a Stock Bonus Plan which allow for the issuance of shares of common stock to it's employees, directors, officers, consultants and advisors. However bona fide services must be rendered by the consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

         SUMMARY. The following lists, as of July 31, 2007, the options and shares granted pursuant to the Plans. Each option represents the right to purchase one share of Global 's common stock.

                                               Total          Shares
                                               Shares       Reserved for        Shares              Remaining
                                             Reserved       Outstanding       Issued as          Options/Shares
Name of Plan                               Under Plans        Options        Stock Bonus           Under Plans
------------                               -----------      ------------     -----------         --------------
Incentive Stock Option Plan                  10,000,000          --                 N/A             10,000,000
Non-Qualified Stock Option Plan              25,000,000          --                 N/A             25,000,000
Stock Bonus Plan                            100,000,000         N/A          28,300,000             71,700,000

         Shares issuable upon the exercise of options granted to Global's officers and directors pursuant to the Incentive Stock Option and Non-Qualified Stock Option Plans, as well as shares issued pursuant to the Stock Bonus Plan, are being offered by means of this Prospectus. The following table lists the shareholdings of Global's officers and directors and the shares offered by means of this Prospectus as of July 31, 2007.

                                                                                   Number of
                                    Number of Shares Being Offered                Shares to be
Name of                     ----------------------------------------------          Owned on             Percent
Selling                      Number of              Option          Bonus        Completion of              of
Shareholder                 Shares Owned            Shares          Shares       of the Offering          Class
-----------                 ------------            ------         ---------     ---------------         -------
Jacob Dadon                  27,608,504                --          3,000,000         30,608,504            12%
Lydia Dadon                  27,608,504                --          3,000,000         30,608,504            12%
David Dadon                  27,608,504                --          3,000,000         30,608,504            12%

         Jacob Dadon, Lydia Dadon and David Dadon are officers and directors of Global.

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         Each Selling Shareholder has represented that the Shares were purchased for investment and with no present intention of distributing or reselling such Shares. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their Shares when they deem appropriate, Global has filed with the Securities and Exchange Commission under the Securities Act of 1933 a Form S-8 registration statement, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time in the over-the-counter market or in privately negotiated transactions.

         The Selling Shareholders, their associates and affiliates may from time to time be employees of, customers of, engage in transactions with, and/or perform services for Global or its subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may sell the Shares offered by this prospectus from time to time in negotiated transactions in the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may sell the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

         The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Global has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         Global has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. Global has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Global has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

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

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Global is authorized to issue 500,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of Global's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Global. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         Global is authorized to issue up to 250,000,000 shares of preferred stock. Global's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of Global. As of July 25, 2007 no shares of preferred stock were outstanding.

TRANSFER AGENT

         Fidelity Transfer Company, 1800 S. West Temple, Suite 302, Salt Lake City, UT 84115, is the transfer agent for Global's common stock.

                                     GENERAL

         Global's bylaws provide that Global will indemnify its directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them as a result of their being or having been Global directors or officers unless, in any such action, they have acted with gross negligence or willful misconduct. Officers and Directors are not entitled to be indemnified for claims or losses resulting from a breach of their duty of loyalty to Global, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or a transaction from which the director derived an improper personal benefit.


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Insofar as indemnification for liabilities arising under the Securities Act of
l933 may be permitted to Global's directors and officers, Global has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of l933, and is, therefore, unenforceable.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by Global or the selling shareholders. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the affairs of Global since the date hereof or that any information contained herein is correct as to any time subsequent to its date.

         All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is an addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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